Exhibit 99.1

NEWS RELEASE Dawson Geophysical Company 508 W. Wall, Suite 800 Midland, TX 79701
Company contact:
Christina W. Hagan
Chief Financial Officer
(800) 332-9766
www.dawson3d.com
Dawson Geophysical to Purchase Additional OYO GSR Recording Equipment
MIDLAND, Texas, December 2, 2010/PRNewswire/—Dawson Geophysical Company (NASDAQ: DWSN — News) (the “Company”), today announced that it has placed an order with OYO Geospace for 10,000 single-channel OYO GSR units. The units will be delivered beginning in December with delivery to be completed by the end of January 2011. The 10,000 GSR channels are expected to be deployed on an approximately 600 square mile 3-D survey in the Haynesville Shale area of East Texas beginning in late December 2010. The survey is expected to be completed by the end of fiscal 2011 or early fiscal 2012.
This purchase is in addition to the 2,000 four-channel GSR units complete with three-component geophones delivered in the first quarter of fiscal 2011. With the first quarter purchase, the Company currently owns 4,000 four-channel GSR units which equates to 12,000 multi-component channels of recording capacity or 16,000 channels of conventional recording capacity. Upon delivery of the new 10,000 single-channel units, the Company will own a total of 26,000 GSR recording channels. The Company intends to use the GSR equipment to provide added channel count and operational flexibility with its existing ARAM Aries cable-recording systems or as stand-alone systems, either on existing crews in place of the ARAM Aries systems or as an additional crew.
Stephen Jumper, President and Chief Executive Officer said, “The addition of the OYO GSR channels over the last year has put us in a leading technical and operational position in the lower 48 United States with our ability to deploy a large cable-less crew. In addition, it allows us to meet the increased channel count demands on all of our existing crews and increase our operational flexibility company-wide. ”
In order to accommodate the most recent purchase, the Company’s Board of Directors has increased the fiscal 2011 capital budget to $35,000,000 to be used, in part, to purchase the additional GSR units and, as previously announced, ten new INOVA vibrator energy source units. The balance will be used to meet maintenance capital requirements, make technical improvements in the Company’s operations and increase channel count.